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                                   EXHIBIT 3.3

                     AMENDMENT TO ARTICLES OF INCORPORATION

                             DATED FEBRUARY 12, 1998

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                            CERTIFICATE OF AMENDMENT
                          OF ARTICLES OF INCORPORATION
                      OLD AMERICAN FLINTLOCK COMPANY, INC.
                         (NEVADA CORPORATION #13879-92)
                                (THE CORPORATION)

We, the undersigned, Lewis M. Eslick (President) and Leslie B. Eslick (Secretary) of the Corporation do hereby certify:

That the Board of Directors of the Corporation at a meeting duly convened and held on the 11th day of February, 1998, adopted a resolution to amend the original articles as follows:

ARTICLE I IS HEREBY AMENDED TO READ AS FOLLOWS:

First:  Name

1.   THE NAME OF THE CORPORATION SHALL BE:

     The Articles of the Corporation are hereby amended to change the name of the Corporation from:

     Its current registered name of OLD AMERICAN FLINTLOCK COMPANY, INC., to:

     The new name of the Corporation shall be: AMERICAN FLINTLOCK COMPANY

ARTICLE IV IS HEREBY AMENDED TO READ AS FOLLOWS:

Fourth:  Capital Stock

     8. CLASSES AND NUMBER OF SHARES. The total number of shares of all classes of stock, which the corporation shall have authority to issue is Sixty Million (60,000,000), consisting of Fifty Million (50,000,000) shares of Common Stock, par value of $0.001 per share (The "Common Stock") and Ten Million (10,000,000) shares of Preferred Stock, which have a par value of $0.001 per share (the "Preferred Stock").

     9.   POWERS AND RIGHTS OF COMMON STOCK

     A. PREEMPTIVE RIGHT. No shareholders of the Corporation holding common stock shall have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges unless so authorized by the Corporation;

     B. VOTING RIGHTS AND POWERS. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Common Stock standing in his/her name:


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     C.   DIVIDENDS AND DISTRIBUTIONS

          CASH DIVIDENDS. Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board of Directors from time to time out of assets of funds of the Corporation legally available therefor;

          OTHER DIVIDENDS AND DISTRIBUTIONS. The Board of Directors may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock;

          OTHER RIGHTS. Except as otherwise required by the Nevada Revised Statutes and as may otherwise be provided in these Restated Articles of Incorporation, each share of the Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

     10. PREFERRED STOCK. The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed from time to time, by the Board of Directors in its sole discretion, authority to do so being hereby expressly vested in such board.

     11. ISSUANCE OF THE COMMON STOCK AND THE PREFERRED STOCK. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Restated Articles of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The Board of Directors, from time to time, also may authorize, by resolution, options, warrants and other rights convertible into Common or Preferred stock (collectively "securities"). The securities must be issued for such consideration, including cash, property, or services, as the Board of Directors may deem appropriate, subject to the requirement that the value of such consideration be no less than the par value of the shares issued. Any shares issued for which the consideration so fixed has been paid or delivered shall be fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon, provided that the actual value of such consideration is not less than the par value of the shares so issued. The Board of Directors may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock divided or split-up of the shares of Common Stock only to the then holders of the outstanding shares of the Common Stock.

     12. CUMULATIVE VOTING. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

ARTICLE V IS HEREBY AMENDED TO READ AS FOLLOWS:

Fifth:  Governing Board of Directors

The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. Except as may otherwise be provided pursuant to Section 4 or Article Fourth hereof in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, the exact number of directors of the Corporation shall be determined from time to time by a bylaw or amendment thereto, providing that the number of


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directors shall not be reduced to less than three (3). The directors holding office at the time of the filing of these Restated Articles of Incorporation shall continue as directors until the next annual meeting and/or until their successors are duly chosen.

ARTICLE VIII IS HEREBY AMENDED TO READ AS FOLLOWS:

Eighth:  Shareholders' Right to Sell and/or Transfer Stock

Any shareholders may sell, assign, or otherwise transfer their shares and certificate or certificates of stock or any part thereof.

The aforesaid changes and amendments have been consented to and approved by a majority vote of the stock holders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

 /s/  Lewis M. Eslick                       /s/  Leslie B. Eslick
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Lewis M. Eslick                            Leslie B. Eslick
President                                  Secretary


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